Perma-Fix Provides Business Update for the First Quarter of 2019

ATLANTA – May 9, 2019 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced financial results and provided a business update for the first quarter ended March 31, 2019.

Mark Duff, President and CEO of the Company, commented, “Revenue within our Treatment Segment increased to $9.9 million for the first quarter of 2019 compared to $9.0 million for the same period last year. We achieved these results despite weather and shipment delays at our Northwest facility, as well as delayed permit approvals due to the government shutdown. In our Treatment Segment, our backlog was approximately $9.9 million at March 31, 2019, as we head into the second quarter, where the spring and summer months are historically our busiest. As previously reported, we have concluded the cleanup phase at M&EC and are currently performing the final verification surveys, which we expect will be completed in the second quarter.”

“Within our Services Segment, we experienced temporary weakness due to the timing of projects. Our recently implemented strategic plan is beginning to show success, with its focus on expansion into both commercial and international markets to increase our revenues and shareholder value. As previously announced, we have been awarded several substantial projects, including a major contract in Canada, all commencing in the second quarter of 2019. Each of these contracts has been signed, transitions have been successful, and we are progressing on schedule. We estimate the collective value of these contracts to be approximately $17 million through 2019 alone. We are bidding on a number of additional such contracts and look forward to providing further updates.”

Financial Results

Revenue was $11.7 million for the first quarter of 2019 as compared to $12.7 million for the corresponding period of 2018. Revenue for the Treatment Segment increased to $9.9 million for the first quarter of 2019 from $9.0 million for the same period in 2018 primarily from higher averaged price waste from waste mix. Revenue from the Services Segment was approximately $1.8 million for the first quarter of 2019, compared to $3.7 million for the same period in 2018. The decrease was primarily related to the timing of projects, as the Services Segment completed a number of projects by year end 2018. During the latter part of the first quarter of 2019, the Services Segment was awarded several new contracts with project work for these contracts expected to commence during the second quarter of 2019.

Gross profit for the first quarter of 2019 was $2.5 million versus $3.3 million for the first quarter of 2018 primarily due to lower revenue in the Services Segment, partially offset by increased revenue in the Treatment Segment. Gross profit for the first quarter of 2019 included additional closure costs recorded in the amount of approximately $165,000 as the Company finalizes costs in connection with the closure of its M&EC facility.

Operating loss for the first quarter of 2019 was $624,000 versus operating income of $317,000 for the first quarter of 2018. Net loss attributable to common stockholders for the first quarter of 2019 was $672,000 or ($0.06) per share versus net income of $136,000 or $0.01 per share, for the same period in 2018.

The Company reported Adjusted EBITDA of $67,000 from continuing operations at March 31, 2019, as compared to Adjusted EBITDA of $789,000 from continuing operations during the corresponding period of 2018. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project and closure costs accrued for M&EC subsidiary. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for (loss) income from continuing operations for the three months ended March 31, 2019 and 2018.

	Quarter Ended
	March 31,
(In thousands)	2019	2018
(Loss) income from continuing operations	$(550)	$253

Adjustments:
Depreciation & amortization	323	372
Interest income	(81)	(49)
Interest expense	87	53
Interest expense - financing fees	10	9
Income tax expense	39	51

EBITDA	(172)	689

Research and development costs related to Medical Isotope project	74	100
Closure costs accrued for M&EC subsididary	165	—

Adjusted EBITDA	$67	$789

The tables below present certain unaudited financial information for the business segments, which excludes allocation of corporate expenses:

	Quarter Ended			Quarter Ended
	March 31, 2019			March 31, 2018
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Revenues	$9,905	$1,803	$—	$8,959	$3,699	$—
(Negative) gross profit	2,957	(456)	—	2,780	541	—
Segment profit (loss)	1,836	(1,012)	(74)	1,693	(86)	(100)

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Thursday, May 9, 2019. The call will be available on the Company’s website at www.perma-fix.com, or by calling 877-407-0778 for U.S. callers, or +1 201-689-8565 for international callers. The conference call will be led by Mark J. Duff, Chief Executive Officer, Dr. Louis F. Centofanti, Executive Vice President of Strategic Initiatives, and Ben Naccarato, Vice President and Chief Financial Officer of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through 11:00 p.m. May 16, 2019, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1 919-882-2331 (international callers) and entering conference ID: 48805.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the Department of Defense (“DOD”), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates three nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plan to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: final verification surveys at M&EC; estimate collective value of contracts to be approximately $17 million through 2019 alone; and implementation of our strategic plan. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply, commercialize, and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract or terminates existing contracts; that Congress provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; factors arising that causes us to delay implementation of our strategic plan; and the additional factors referred to under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” of our 2018 Form 10-K and Form 10-Q for quarter ended March 31, 2019. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
(Amounts in Thousands, Except for Per Share Amounts)	2019	2018

Revenues	$11,708	$12,658
Cost of goods sold	9,207	9,337
Gross profit	2,501	3,321

Selling, general and administrative expenses	2,898	2,780
Research and development	227	232
Gain on disposal of property and equipment	—	(8)
(Loss) income from operations	(624)	317

Other income (expense):
Interest income	81	49
Interest expense	(87)	(53)
Interest expense-financing fees	(10)	(9)
Other	129	—
(Loss) income from continuing operations before taxes	(511)	304
Income tax expense	(39)	(51)
(Loss) income from continuing operations, net of taxes	(550)	253

Loss from discontinued operations (net of taxes of $0)	(152)	(157)
Net (loss) income	(702)	96

Net loss attributable to non-controlling interest	(30)	(40)

Net (loss) income attributable to Perma-Fix Environmental Services, Inc. common stockholders	$(672)	$136

Net (loss) income per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic and diluted:

Continuing operations	$(.05)	$.02
Discontinued operations	(.01)	(.01)
Net (loss) income per common share	$(.06)	$.01

Number of common shares used in computing net (loss) income per share:

Basic	11,961	11,747
Diluted	11,961	11,773

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEET

	(Unaudited)	(Audited)
(Amounts in Thousands, Except for Share and Per Share Amounts)	March 31, 2019	December 31, 2018

ASSETS
Current assets:
Cash and equivalents	$345	$810
Account receivable, net of allowance for doubtful accounts of $136 and $105, respectively	7,341	7,735
Unbilled receivables	3,316	3,105
Other current assets	3,127	3,001
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $0 for each period presented	99	107
Total current assets	14,228	14,758

Net property and equipment	15,716	15,739
Property and equipment of discontinued operations, net of accumulated depreciation of $10 for each period presented	81	81

Operating lease right-of-use assets	2,550	—

Intangibles and other assets	27,061	26,746
Other assets related to discontinued operations	98	118
Total assets	$59,734	$57,442

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$21,473	$21,155
Current liabilities related to discontinued operations	322	356
Total current liabilities	21,795	21,511

Long-term liabilities	11,424	8,835
Long-term liabilities related to discontinued operations	964	963
Total liabilities	34,183	31,309
Commitments and Contingencies
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 11,969,179 and 11,944,215 shares issued, respectively; 11,961,537 and 11,936,573 shares outstanding, respectively	12	12
Additional paid-in capital	107,656	107,548
Accumulated deficit	(80,302)	(79,630)
Accumulated other comprehensive loss	(202)	(214)
Less Common Stock held in treasury, at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders’ equity	27,076	27,628
Non-controlling interest in subsidiary	(1,525)	(1,495)
Total stockholders’ equity	25,551	26,133

Total liabilities and stockholders’ equity	$59,734	$57,442